Exhibit No. 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2011, relating to the consolidated financial statements and financial statement schedules of Alliance Resource Partners, L.P. and subsidiaries (which report expresses an unqualified opinion on those consolidated financial statements and financial statement schedules), appearing in the Annual Report on Form 10-K of Alliance Resource Partners, L.P. for the year ended December 31, 2011.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma

February 28, 2012